FOR IMMEDIATE RELEASE

                             THE TOPPS COMPANY, INC.
            REPORTS FISCAL 2004 THIRD QUARTER AND NINE-MONTH RESULTS
               ~ Confectionery Sales Post Strong Gain in Quarter ~
           ~ Pre-Tax Income Lower than Year Ago Due to WizKids Loss ~


New York, NY, January 7, 2004 - The Topps Company, Inc. (Nasdaq: TOPP) today reported financial results for the fiscal 2004 third quarter and nine months ended November 29, 2003.

Net sales in the fiscal 2004 third quarter were $78.6 million compared to $66.7 million last year. Income from operations was $655,000 compared to $813,000 in the same period last year. Net income was $982,000, or $0.02 per diluted share, versus $2.9 million, or $0.07 per diluted share, in the prior-year period. Included in this year's third quarter net income and earnings per share results is a tax benefit of $0.01 per diluted share compared to a tax benefit of $0.05 per diluted share in the same period last year.

Net sales for the nine months ended November 29, 2003 were $227.6 million compared to $224.4 million last year. Income from operations was $12.6 million compared to $17.8 million in the same period last year. Net income was $9.8 million, or $0.23 per diluted share, versus $14.9 million, or $0.35 per diluted share, in the prior-year period.

This year's third quarter profitability was reduced by a $3 million pre-tax, or $0.05 per share, loss at WizKids, resulting mainly from the unsuccessful new product launch of Creepy Freaks and, to a lesser extent, costs associated with sales weakness in general.

Arthur T. Shorin, Chairman and CEO of Topps, stated, "Having purchased WizKids for its extraordinary game design capabilities and as a means of entering the growing collectible games arena, we remain excited about WizKids' ability to contribute favorably to our operations over the long term. Nonetheless, early financial results are disappointing and an additional loss in the fourth quarter, albeit more modest, is expected. Accordingly, steps are being taken to improve performance, reduce costs and more effectively manage risk associated with new game releases."

TOPP - Third Quarter Fiscal 2004 Financial Results
Page Two

During the third quarter, net sales of the overall Entertainment sector increased 24.7% to $46.7 million. While much of the growth was attributed to the acquisition of WizKids, the increase was also due to sales of Yu-Gi-Oh! products in Europe and domestic shipments of Garbage Pail Kids, a sticker product based on company-owned content. Sales of domestic sports cards were virtually flat compared to the prior year despite a reduction in the number of releases, due to both the timing of certain football products and stronger performance of basketball products.

Confectionery net sales in the third quarter rose 9.1% to $31.9 million. This increase was driven by strong international performance, particularly as a result of the continued roll out of Juicy Drop Pop in Europe and Japan and sales of licensed candy container products. Seasonal products in the U.S. and Canada also contributed to the increase.

Mr. Shorin continued, "In addition to Juicy Drop Pop in the U.S. and Europe, we are excited about the introduction of products which reflect our strategy to diversify our confectionery portfolio beyond lollipops and gum. We began selling Big Mouth Candy Spray in the U.S. in the recent quarter, and in the fourth quarter we will roll out two unique chewy products, Juicy Drop Chews and Juicy Bugs."

During the quarter, the Company paid a cash dividend of $0.04 per share. As of November 29, 2003, the Company had $89.6 million in cash and no debt.

The Topps Company, Inc. will host a webcast of its earnings conference call today at 10:00 a.m., Eastern Time. Investors, analysts, and the media are invited to listen to the call live at www.topps.com. A replay of the webcast will be available on the Company's website for the next 60 days.

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker and album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.


                                 (Tables Follow)

                             THE TOPPS COMPANY, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (Amounts in Thousands, Except Share Data)
                                   (Unaudited)

                                               Quarter Ended                   Nine Months Ended
                                        ----------------------------    ----------------------------
                                        November 29,    November 30,    November 29,    November 30,
                                            2003            2002            2003            2002
                                        ------------    ------------    ------------    ------------
Net sales                               $  78,580       $  66,667       $ 227,563       $ 224,427
Cost of sales                              54,665          45,007         146,124         144,814
                                         --------       ---------       ---------       ---------
Gross profit                               23,915          21,660          81,439          79,613
Other income (expense)                         21            (360)            345            (138)
Selling, general and admin. expense        23,281          20,487          69,188          61,686
                                         --------       ---------       ---------       ---------
Income from operations                        655             813          12,596          17,789
Interest income, net                          445             673           1,929           1,873
                                         --------       ---------       ---------       ---------
Income before provision for income taxes    1,100           1,486          14,525          19,662
Provision for income taxes                    118          (1,424)          4,750           4,719
                                         --------       ---------       ---------       ---------
Net income                              $     982       $   2,910       $   9,775       $  14,943
                                         ========       =========       =========       =========


Net income per share - basic                 0.02            0.07            0.24            0.36
                     - diluted               0.02            0.07            0.23            0.35

Weighted avg.shares outstanding:
                     - basic            40,530,000      41,064,000      40,610,000      41,562,000
                     - diluted          41,822,000      41,850,000      41,726,000      42,457,000


THE TOPPS COMPANY, INC.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(Amounts in Thousands)
                                           As of                  As of
                                     November 29, 2003        March 1, 2003
                                     -----------------        -------------

Cash and Equivalents                    $  89,552               $ 114,259
Working Capital                           126,085                 141,484
Net Property, Plant and Equipment          14,104                  14,606
Total Assets                              266,773                 261,628
Shareholders' Equity                    $ 206,150               $ 196,768





                               SEGMENT INFORMATION
                             (Amounts in Thousands)

                                               Quarter Ended                   Nine Months Ended
                                        ----------------------------    ----------------------------
                                        November 29,    November 30,    November 29,    November 30,
                                            2003            2002             2003            2002
                                        ------------    ------------    ------------    ------------
Net Sales
Confectionery                           $ 31,886        $ 29,225        $ 119,227       $ 114,575
Entertainment Products                    46,694          37,442          108,336         109,852
                                        --------        --------        ---------       ---------
Total                                   $ 78,580        $ 66,667        $ 227,563       $ 224,427
                                        ========        ========        =========       =========

Contributed Margin
Confectionery                           $  9,253        $  9,819        $  38,493       $  40,977
Entertainment Products                    10,964           9,602           28,383          28,697
                                        --------        --------        ---------       ---------
Total                                   $ 20,217        $ 19,421        $  66,876       $  69,674
                                        ========        ========        =========       =========


Reconciliation of Contributed Margin
to Income Before Provision for Taxes:

Total Contributed Margin                $ 20,217        $ 19,421        $  66,876       $  69,674
Unallocated General and Administrative
  Expenses and Manufacturing Overhead    (17,629)        (17,000)         (49,827)        (48,066)
Depreciation & Amortization               (1,954)         (1,248)          (4,798)         (3,681)
Other Income (Expense)                        21            (360)             345            (138)
                                        --------        ---------       ---------       ---------
Income from Operations                       655             813           12,596          17,789
Interest Income, Net                         445             673            1,929           1,873
                                        ---------       ---------       ---------       ---------
Income before Provision for
  Income Taxes                          $  1,100        $  1,486        $  14,525       $  19,662
                                        =========       =========       =========       =========
